UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 8, 2006
(Date of Report, date of earliest event reported)

Stage Stores, Inc.
(Exact name of registrant as specified in its charter)

1-14035
(Commission File Number)
NEVADA	91-1826900
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas	77025
(Address of principal executive offices)	(Zip Code)

(800) 579-2302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On September 8, 2006, Stage Stores, Inc. (the "Company") filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission. The Form 12b-25 included the following narrative:

"Stage Stores, Inc. (the "Company') announced on August 16, 2006 that, in the course of reviewing its preliminary financial results for its second fiscal quarter ended July 29, 2006, it became apparent that its Peebles Division gross margins were significantly higher than forecast. After evaluating the positive second quarter business trends that could account for the large upside variance, the Company determined that a review of its inventory valuation methodology used to calculate its cost of goods sold might be appropriate. As a result, the Company undertook an internal review of its methodology to determine the scope and magnitude of the issue.

Because its review is still continuing, the Company is unable to quantify with certainty, at this time, the impact on the Company's historical financial statements.

The Audit Committee of the Company's Board of Directors is actively involved in reviewing this matter along with the Company's management and has retained the services of BDO Seidman, LLP to assist management in this matter.

Due to its ongoing review, the Company is unable to file its Quarterly Report on Form 10-Q for its second fiscal quarter by the required filing date of September 7, 2006, and does not currently expect that it will be filed on or before September 12, 2006, which is the prescribed due date following the five calendar day extension provided by Rule 12b-25.

The Company is working as diligently and expeditiously as possible to complete its review and will file its Form 10-Q for its second fiscal quarter as soon as is practicable."

Item 8.01.	Other Events.

On September 8, 2006, the Company issued a news release announcing that it has filed a Form 12b-25 with the Securities and Exchange Commission indicating that it must delay filing its Quarterly Report on Form 10-Q for the quarter ended July 29, 2006. A copy of the news release is attached to this Form 8-K as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99	News release issued by Stage Stores, Inc. on September 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

September 11, 2006	/s/ Michael E. McCreery
(Date)	Michael E. McCreery
Executive Vice President and
Chief Financial Officer